UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ________)*
DRAGONWAVE INC.
(Name of Issuer)
COMMON STOCK
(Title of Class of Securities)
26144M103
(CUSIP Number)
RAYNARD ZOLLO, 75 JOHANNA LANE, STATEN ISLAND, NY 10309 TEL: 718-984-9534 (Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
MAY 24, 2013
(Date of Event which Requires Filing of this Statement)
Rule 13d-1(c)
CUSIP No. 26144M103
13G1.TIMOTHY J. MCDONALD
4.CITIZENSHIP OR PLACE OF ORGANIZATION
UNITED STATES OF AMERICA CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.SOLE VOTING POWER
6,193,235
6.SHARED VOTING POWER
00,000
7.SOLE DISPOSITIVE POWER
6,193,235
8.SHARED DISPOSITIVE POWER
00,0009.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,193,235
10.CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)
11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
18.05%
12.TYPE OF REPORTING PERSON (see instructions)
IN
05/24/2013
Date/s/ TIMOTHY J MCDONALD
SignatureTIMOTHY J MCDONALD
Name/Title